EXHIBIT 99.1

CONTACT:

Bell Industries, Inc.
Tracy A. Edwards
310-563-2355

PondelWilkinson MS&L
Roger S. Pondel/Angie H. Yang
323-866-6060

FOR IMMEDIATE RELEASE

BELL INDUSTRIES REPORTS 2003 FOURTH QUARTER, FULL YEAR RESULTS

     El Segundo, California – February 20, 2004 – Bell Industries, Inc. (AMEX:BI) today reported higher net revenues and a reduction in its loss before income taxes for the fourth quarter ended December 31, 2003.

     Net revenues for the quarter rose 15 percent to $30.9 million from $26.9 million in the prior-year period. The company reduced its loss before income taxes to $1.4 million from $1.9 million in the 2002 fourth quarter. After providing for income tax effects, which include a 2003 valuation allowance for deferred tax benefits, net loss for the 2003 fourth quarter totaled $2.6 million, or $0.31 per share, compared with a net loss of $1.1 million, or $0.13 per share, a year earlier.

     For 2003, net revenues improved to $141.9 million from $140.8 million last year. Bell’s loss before income taxes decreased to $2.6 million from $3.4 million in 2002. After including income tax effects, Bell incurred a net loss in 2003 of $3.8 million, or $0.45 per share, compared with a net loss of $3.3 million, or $0.38 per share, a year ago. The 2002 results include a goodwill write-off of $2.1 million, equal to $1.3 million after tax, or $0.14 per share, relating to the adoption of a new accounting standard.

     “Results for the fourth quarter reflected improvement in each of Bell’s business units, a sign of progress as we continued to advance our businesses in a difficult economic environment,” said Tracy A. Edwards, chairman, president and chief executive officer of Bell Industries.

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Bell Industries, Inc.
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     Sales at Bell’s Tech.logix Group (BTL), the company’s largest operating unit, increased 21 percent to $21.4 million in the 2003 fourth quarter from $17.7 million in the prior-year period. Services revenues grew 45 percent over last year’s fourth quarter and represented 40 percent of BTL’s total revenues. This compares with 33 percent a year ago and 35 percent in the third quarter of 2003. BTL reduced its operating loss for the 2003 fourth quarter to $866,000 from $951,000 a year earlier.

     “BTL continued to show progress with growth in services revenues,” Edwards said. “However, operating results continue to be challenged due to the start-up and implementation costs of new engagements and a continued investment in expanded business development efforts. As previously announced, we expect BTL’s services revenues to be adversely impacted due to the ending of an outsourcing engagement in early 2004. Nevertheless, we remain encouraged by signs of a stabilizing technology market and anticipate generally more positive corporate spending activity.

     “With new management leading BTL and a continued focus on developing new business opportunities and expanding market penetration, our primary objective is returning BTL to profitability,” Edwards said.

     Sales at Bell’s Recreational Products Group totaled $8.0 million for the three months ended December 31, 2003, compared with $7.9 million in last year’s fourth quarter. The unit’s operating loss for the seasonally slower fourth quarter was $108,000, down from $382,000 in 2002 which included distribution center relocation costs.

     Bell’s electronic components operation, J.W. Miller, posted a 14 percent increase in sales for the 2003 fourth quarter to $1.5 million from $1.3 million a year earlier. Operating income advanced to $204,000 from $81,000 last year as a result of increased sales and gross margin contribution.

     After consideration of relevant factors, including recent operating results and the prior utilization of all previously available tax benefit carry-back opportunities, the company has recorded a valuation allowance against net deferred tax asset balances. Edwards said the assessment of the valuation allowance against deferred tax assets and the recognition of future deferred tax benefits will be reconsidered as Bell returns to overall profitability. The establishment of the valuation allowance, net of reversals of tax accruals no longer required, resulted in an income tax provision of $1.2 million for the three months and year ended December 31, 2003. Before accounting changes, during the three months and year ended December 31, 2002, Bell recognized income tax benefits of $736,000 and $1.3 million, respectively, all of which were realized through carry-back opportunities.

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     Bell continues to maintain a strong balance sheet with no bank debt. At year-end 2003, Bell had net working capital of $17.8 million and cash of $12.2 million. Shareholders’ equity totaled $21.6 million, or $2.58 per share, at December 31, 2003.

     Bell’s primary business, the Tech.logix Group, provides information technology lifecycle services, including planning, product sourcing, migration, support, and disposal services. Recurring support services include help desk, depot, and on-site expertise for desktop and mobile devices, business software applications, and network infrastructures. Bell also distributes after-market parts and accessories to the recreational vehicle market. In addition, Bell manufactures and distributes a variety of standard and custom magnetic components used in electronic applications for computer, medical and telecommunication equipment.

     Certain matters discussed in this news release are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from current trends. These include, but are not limited to, the prospects for a stabilizing technology market and increased corporate spending, returning BTL to profitability, decreased margins due to price competition, delays and costs associated with new client engagements, the effectiveness of business development efforts, realizing business opportunities as the economy improves, the company’s ability to achieve overall profitability, the future realization of tax benefits, and other factors described in the company’s public filings from time to time.

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Bell Industries, Inc.
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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31		December 31
	2003	2002	2003	2002
Net revenues
Products	$22,365	$21,025	$106,956	$118,448
Services	8,510	5,865	34,949	22,349

	30,875	26,890	141,905	140,797

Costs and expenses
Cost of products sold	18,175	17,187	87,181	98,076
Cost of services provided	7,221	4,560	28,449	17,065
Selling and administrative	6,896	7,040	29,019	29,216
Interest, net	(41)	(36)	(166)	(200)

	32,251	28,751	144,483	144,157

Loss before income taxes and cumulative effect of accounting change	(1,376)	(1,861)	(2,578)	(3,360)
Income tax expense (benefit)	1,209	(736)	1,209	(1,327)

Loss before cumulative effect of accounting change	(2,585)	(1,125)	(3,787)	(2,033)
Cumulative effect of accounting change, net of income tax benefit of $836	—	—	—	(1,280)

Net loss	$(2,585)	$(1,125)	$(3,787)	$(3,313)

Basic and diluted share data
Loss before cumulative effect of accounting change per share	$(.31)	$(.13)	$(.45)	$(.24)

Net loss per share	$(.31)	$(.13)	$(.45)	$(.38)

Weighted average common stock	8,367	8,404	8,367	8,743

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions
Products	$12,895	$11,861	$55,826	$68,219
Services	8,510	5,865	34,949	22,349

	21,405	17,726	90,775	90,568
Recreational Products	7,969	7,850	44,804	44,639
Electronic Components	1,501	1,314	6,326	5,590

	$30,875	$26,890	$141,905	$140,797

Operating income (loss)
Technology Solutions	$(866)	$(951)	$(2,135)	$(2,204)
Recreational Products	(108)	(382)	1,321	819
Electronic Components	204	81	939	489
Corporate costs	(647)	(645)	(2,869)	(2,664)

	(1,417)	(1,897)	(2,744)	(3,560)
Interest, net	41	36	166	200
Income tax benefit (expense)	(1,209)	736	(1,209)	1,327
Cumulative effect of accounting change, net	—	—	—	(1,280)

Net loss	$(2,585)	$(1,125)	$(3,787)	$(3,313)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

December 31	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$12,203	$10,079
Accounts receivable, net	16,164	13,078
Income tax receivable		2,400
Inventories	11,286	12,349
Prepaid expenses and other	689	3,051

Total current assets	40,342	40,957

Fixed assets, net	4,206	5,436
Other assets	2,085	2,997

	$46,633	$49,390

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,882	$10,687
Accrued payroll and liabilities	9,634	10,661

Total current liabilities	22,516	21,348

Long-term liabilities	2,520	2,496
Shareholders’ equity	21,597	25,546

	$46,633	$49,390